TETRIDYN SOLUTIONS, INC.

DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
SERIES A PREFERRED STOCK

Pursuant to the provisions of Nevada Revised Statutes, Section 78.195, et seq, the undersigned corporation, TetriDyn Solutions, Inc. (the “Corporation”), hereby adopts the following Designation of Rights, Privileges, and Preferences of Series A Preferred Stock (the “Designation”):

FIRST:  The name of the Corporation is TetriDyn Solutions, Inc.

SECOND:  The following resolution establishing a series of preferred stock designated as the “Series A Preferred Stock” consisting of  1,200,000 shares, par value $0.001, was duly adopted by the board of directors of the Corporation on November 12, 2009, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of Nevada:

RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the “Series A Preferred Stock” consisting of  1,200,000 shares, par value $0.001 (referred to herein as the “Series A Preferred Stock”), with the following powers, preferences, rights, qualifications, limitations, and restrictions:

1.           Liquidation.  In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus, or earnings, an amount per share whether payable in cash or in kind equal to 1/20 of the amount paid per share of common stock at the time of liquidation.

2.           Voting Rights.  The Series A Preferred Stock may be voted on any matter submitted to the stockholders for consideration, with each share of Series A Preferred Stock having voting power equivalent to 100 shares of common stock, and voting along with the common stock as a single class, except where required by law to be voted separately.

3.           Non-transferability.  The Series A Preferred Stock shall not be transferable to any other party and may only be sold back to the Corporation.

4.           Additional Provisions

4.01           No change in the provisions of the Series A Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Series A Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of a majority of the Series A Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

4.02           Any notice required or permitted to be given to the holders of the Series A Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepaid, to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of Series A Preferred Stock of the Corporation has been executed this 25th day of March, 2010.

ATTEST:	TETRIDYN SOLUTIONS, INC.

By: /s/ Antoinette R. Knapp	By: /s/ David W. Hempstead
Antoinette R. Knapp, Vice President	David W. Hempstead, President

STATE OF IDAHO	)
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COUNTY OF BANNOCK	)

On March 25, 2010, before me, the undersigned, a notary public in and for the above county and state, personally appeared Antoinette R. Knapp and David W. Hempstead, who being by me duly sworn, did state, each for themselves, that he, David W. Hempstead, is the president, and that she, Antoinette R. Knapp, is the vice-president, of TetriDyn Solutions, Inc., a Nevada corporation, and that the foregoing Designation of Rights, Privileges, and Preferences of Series A Preferred Stock of TetriDyn Solutions, Inc. was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

WITNESS MY HAND AND OFFICIAL SEAL.

/s/ Samantha J. Damron
Notary Public
Pocatello, Idaho
Expires: 3/20/2014
Notary Seal of Samantha J. Damron Notary Public State of Idaho